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TARGETED GENETICS CORPORATION REPORTS FIRST QUARTER 2009 FINANCIAL RESULTS

Seattle, WA - May 7, 2009 - Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the first quarter ended March 31, 2009.

For the first quarter of 2009, the Company reported a net loss of $1.8 million, or $0.09 per common share, compared to a net loss of $3.4 million, or $0.17 per common share, for the first quarter of 2008.

Revenue for the first quarter of 2009 was $2.0 million, compared to $2.5 million for the same quarter last year. Revenue for both periods consisted primarily of research and development revenue earned under the Company's heart failure collaboration with Celladon Corporation ("Celladon") and, to a lesser extent, from the Company's HIV/AIDS vaccine project in collaboration with Children's Hospital of Philadelphia and Nationwide Children's Hospital, which is funded by the National Institutes of Health's National Institute of Allergy and Infectious Disease ("NIAID"). Revenue for the first quarter of 2009 also included research and development revenue from the Company's amyotrophic lateral sclerosis project funded by a grant from the U.S. Department of Defense.

Research and development expenses decreased to $2.1 million for the first quarter of 2009 from $3.9 million for the first quarter of 2008, and reflected lower pass-through outside service costs for the Company's NIAID-funded HIV/AIDS vaccine subcontract and lower clinical trial costs resulting from the completion of the Company's Phase I/II arthritis trial. This decrease was partially offset by increased research and development costs in the Celladon heart failure program due to the Company's manufacturing efforts in 2009.

General and administrative expenses decreased to $1.4 million for the first quarter of 2009 from $1.9 million for the first quarter of 2008 due to lower intellectual property costs and lower employee costs as a result of the Company's smaller size compared to last year.

The Company's cash balance was $3.9 million at March 31, 2009, compared to $5.2 million at December 31, 2008. This decrease primarily reflects the Company's net loss from operations. The Company expects that its current resources, combined with the revenue projected to be received from the Company's collaborative partners and grant, are sufficient to fund operations only through the second quarter of 2009. In November 2008, in response to the Company's short cash horizon and the progressive deterioration of the capital markets, the Company realigned its product development priorities and narrowed product development activities to three programs. The Company also implemented significant cost reductions throughout its operations, including reductions in staffing levels, salary reductions for its most senior executives, reductions in its intellectual property portfolio, curtailment of capital expenditures and other cost reductions.

"Notwithstanding our considerable efforts to date, we have not succeeded in raising additional capital to support our ongoing operations," said B. G. Susan Robinson, the Company's president and chief executive officer. "If we are not successful in extending our cash horizon by the end of June 2009, we plan to begin the process of ceasing operations, seeking bankruptcy protection or otherwise winding up our business." Robinson added, "With this said, as we pursue potential financial and strategic paths forward for the Company, we remain committed to proving the promise of AAV as a new therapeutic modality for treating and preventing acquired and inherited diseases with significant unmet medical need."

About Targeted Genetics Corporation

Targeted Genetics Corporation is a biotechnology company committed to the development of innovative therapies for the prevention and treatment of diseases with significant unmet medical need. A key area of focus for Targeted Genetics is applying its proprietary adeno-associated virus (AAV) technology platform to deliver genetic constructs to increase gene function or silence gene function. Targeted Genetics' lead product development efforts target ocular and neurological indications, two therapeutic areas where AAV delivery may have competitive advantages over other therapeutic modalities. To learn more about Targeted Genetics, visit its website at www.targetedgenetics.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements regarding the Company's liquidity and financial resources, its ability to fund ongoing and future operations, and its business, product development capabilities and strategies, including statements regarding the Company's ability to continue its operations, raise additional capital or secure other financial resources in the near term, the extent of the Company's cash horizon, the possibility that the Company may cease its operations, seek bankruptcy protection or otherwise wind up its business, and other statements about the Company's plans, objectives, intentions and expectations. These statements involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements and cause actual results to differ materially from those expected or implied by the forward-looking statements. Factors that could affect actual future events or results include, but are not limited to, the risk that the Company will run out of cash earlier than expected, the risk that the Company will not be able to raise capital or secure other financial resources in the very near term, the risk that payments anticipated by the Company under its collaboration agreements, contracts and/or grant will not be earned or received when expected or at all or that such agreements, contracts or grant will be terminated, the risk that the Company will not be able to enter into one or more strategic transactions and/or to sell or otherwise monetize its assets, the risk that the Company will not be able to maintain its listing on the NASDAQ Capital Market or that an over-the-counter market will not trade the Company's shares if the NASDAQ Capital Market delists the Company, and the risk that the Company's research and development programs will not be successful or will be delayed or terminated, as well as other risk factors described in the section entitled " Risk Factors" in Part II, Item 1A of the Company's quarterly report on Form 10-Q for the period ended March 31, 2009, filed with the Securities and Exchange Commission on May 7, 2009. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change the Company's expectations.

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TARGETED GENETICS CORPORATION

(in thousands, except per share information)

	Quarter ended
	March 31,
Statement of Operations Information:	2009	2008
	(unaudited)	(unaudited)

Revenue from collaborative agreements	$ 2,021	$ 2,499

Operating expenses:
Research & development	2,120	3,946
General & administrative	1,361	1,889
Restructure charges	334	202
Total operating expenses	3,815	6,037
Loss from operations	(1,794)	(3,538)

Investment income	10	125
Net loss	$ (1,784)	$ (3,413)

Net loss per common share	$ (0.09)	$ (0.17)

Shares used in computation of net loss
per common share	20,403	19,814

TARGETED GENETICS CORPORATION

(in thousands)

	March 31,	December 31,
Balance Sheet Information:	2009	2008
	(unaudited)
Cash and cash equivalents	$ 3,916	$ 5,216
Other current assets	378	449
Property and equipment, net	1,177	1,285
Other assets	-	200
Total assets	$ 5,471	$ 7,150

Current liabilities	$ 4,109	$ 3,986
Long-term obligations and other liabilities	6,766	6,936
Shareholders' deficit	(5,404)	(3,772)
Total liabilities and shareholders' deficit	$ 5,471	$ 7,150